November 21st 1996

Perspective Fund, Inc.
333 South Hope Street
Los Angeles, California  90071

Gentlemen:

          At your request, we have examined your Registration Statement on Form N-1 and Post-Effective Amendment No. 45 thereto on Form N-1A as filed by you with the Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of 1933, as amended, of an indefinite number of shares of your Capital Stock, $1 par value, pursuant to Rule 24f-2 under the Investment Company Act of 1940. We have also examined the form of Rule 24f-2 Notice proposed to be filed by you with the Commission not later than the end of November 1996, which indicates that during the fiscal year ended September 30, 1996, you issued and sold 197,539,380 shares of stock pursuant to said indefinite registration (the "Shares") including 29,221,609 shares issued in connection with dividend and capital gain reinvestment plans. We are familiar with the proceedings taken by you in connection with the authorization and issuance of the Shares.

          Based upon our examination and upon our knowledge of your corporate activities, and assuming, without independent verification, that the Shares were sold in compliance with applicable Blue Sky laws and in the manner referred to in the Registration Statement, it is our opinion that the Shares constitute legally issued, fully paid and nonassessable shares of your Capital Stock.

          We consent to the filing of this opinion as an exhibit to the Rule 24f-2 Notice.

                              Respectfully submitted,
                              O'MELVENY & MYERS LLP